UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2026

VisionWave Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42741	99-5002777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Delaware Ave., Suite 210 #301 Wilmington, DE	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VWAV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	VWAVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 18, 2026, VisionWave Holdings, Inc. (the “Company”), entered into an At The Market Issuance Sales Agreement (the “ATM Agreement”) with Aegis Capital Corp., as agent (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $30,000,000 (the “Shares”).

The offer and sale of the Shares will be made pursuant to a shelf registration statement on Form S-3 and the related prospectus (File No. 333-297939) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 3, 2026, as amended and declared effective by the SEC on September 1, 2026, under the Securities Act of 1933, as amended (the “Securities Act”), and prospectus supplement related to the offering of Shares filed with the SEC on September 18, 2026..

Pursuant to the ATM Agreement, the Agent may sell the Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act, including sales made directly on the Nasdaq Global Market or on any other existing trading market or directly to Agent as principal in negotiated transactions for the Common Stock, to or through a market maker or any other method permitted by law. The Agent will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon instructions from the Company, including any price or size limits or other customary parameters or conditions the Company may impose.

Under the terms of the ATM Agreement, in no event will the Company issue or sell through the Agent such number or dollar amount of shares of Common Stock that would exceed the lesser of (i) $30.0 million or (ii) the Company’s maximum offering amount permitted to be sold under its then current shelf registration statement capacity on Form S-3 (including General Instruction I.B.6 thereof, if applicable).

The Company is not obligated to make any sales of the Shares under the ATM Agreement, and the Agent is not obligated to purchase any Shares on a principal basis pursuant to the ATM Agreement, except as otherwise specifically agreed by the Agent and the Company in a separate agreement. No assurance can be given that the Company will sell any Shares under the ATM Agreement, or if such sales occur, no assurance can be given as to the price or number of Shares that will be sold, or the dates on which any such sales will take place. The offering pursuant to the ATM Agreement will terminate upon the earlier of (i) the issuance and sale of all shares of our common stock subject to the ATM Agreement, or (ii) the termination of the ATM Agreement as permitted therein.

The Company will pay the Agent a commission rate equal to 2.0% of the aggregate gross proceeds from each sale of Shares and has agreed to provide the Agent with customary indemnification and contribution rights. The Company will also reimburse the Agent for certain specified expenses in connection with entering into the ATM Agreement, including for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the ATM Agreement in an amount not to exceed $37,500 in the aggregate, in addition to periodic due diligence fees, plus any incidental expense incurred by the Agent in connection therewith. The ATM Agreement contains customary representations and warranties and conditions to the sale of the Shares pursuant thereto.

We currently intend to use the net proceeds from the sale of Shares, if any, for general corporate and working capital purposes, however the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, and as a result, our management will retain broad discretion over the allocation of the net proceeds from the sale of Shares.

The foregoing description of the ATM Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The opinion of Sheppard, Mullin, Richter & Hampton LLP, the Company’s counsel, regarding the validity of the Shares that will be issued pursuant to the ATM Agreement, is also filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock discussed herein, nor shall there be any offer, solicitation, or sale of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	At The Market Issuance Sales Agreement dated September 18, 2026 between VisionWave Holdings, Inc. and Aegis Capital Corp.
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIONWAVE HOLDINGS INC.

Date: September 18, 2026	By:	/s/ Douglas Davis
	Name:	Douglas Davis
	Title:	Chief Executive Officer